Real Estate Acquisition and Development Company Completes $1.8 Million Purchase of Two Real Estate Companies in Los Angeles. Seeks to Acquire More Positive Cash Flow Opportunities!

BEVERLY HILLS, CA— (MARKETWIRED- April 14, 2017) - Hubilu Venture Corporation (the “Company”) (OTC PINK: HBUV), a publicly traded real estate consulting, acquisition and development company, which specializes in student housing income properties and development/business opportunities located near USC and the Metro stations within the Los Angeles Metro/subway system, announced today that it has closed the acquisition of two companies, which own student housing properties valued at over $1.8 million. In addition, on March 31, 2017, the Company filed its Annual Report on Form 10-K for the year ended December 31, 2016.

Commenting the Company’s investment activity, David Behrend, Chief Executive Officer, stated, “HBUV has made a strong start to 2017, acquiring two turn-key student housing properties, bringing net asset value and positive cash flow to Hubilu. We feel confident that our investors will be pleased with our expansion efforts, as we continue to aggressively execute on our business plan.”

About Hubilu Venture Corporation:

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Based in Beverly Hills, California, Hubilu Venture Corporation, a real estate consulting, acquisition and development corporation is executing on its business plan, which besides consulting to real estate companies, is seeking to acquire student housing and real estate development/business opportunities in the niche markets of the USC campus area and the expanding urban transportation Metro stations facilitated by the development of the Los Angeles Metro/subway system. Hubilu, inspired by Strategic Growth Through Smart Ventures, focuses on acquiring high path of growth real estate and business opportunities that it believes are recession proof and have limited downside risk, while offering upside potential in equity appreciation and cash flow.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Federal securities laws, concerning the future performance of our business, its operations and its financial performance and condition and potential selected offerings presented without the context of accompanying financial results. The comments of Mr. Behrend, statements regarding the potential acquisition of property and the characteristics of its wholly owned property are examples of forward-looking statements. A number of factors could cause Hubilu Venture Corporation’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for real properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or the costs may be greater than anticipated. These forward-looking statements include, among others, statements with respect to our objectives and strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates or intentions. These forward-looking statements are based on our current expectations. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. For further information on factors that could impact Hubilu Venture Corporation, reference is made to our filings with the Securities and Exchange Commission.

www.hubilu.com

@hubiluventure

CONTACT INFORMATION

Tracy Black-Van Wier

Vice President - Investor Relations

Hubilu Venture Corporation

tracy@hubilu.com

310-420-9599